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                                                                    EXHIBIT 10-t


                       ADVANTA  MANAGEMENT INCENTIVE PLAN
                             WITH STOCK ELECTION IV


1.  Purpose.

         This Plan is intended as an additional incentive to employees to enter into or remain in the employ of Advanta Corp., a Delaware corporation (the "Company"), or a subsidiary thereof and to devote themselves to the Company's success. This Plan provides selected employees with an opportunity to acquire the Company's Class B Common Stock, par value $0.01 per share (the "Common Stock").

2.  Administration.

         This Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, or such other committee as the Board may designate, provided that in any event such committee shall be composed of two or more "disinterested persons" (as such term is defined in Rule 16b-3 (the "Rule") under the Securities Exchange Act of 1934, as amended). Such committee in its administrative capacity with respect to the Plan is referred to as the "Committee." The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be valid acts of the Committee. The interpretation and construction by the Committee of any provision of the Plan or of any Restricted Stock Award awarded hereunder shall be final, binding and conclusive.

3.  Eligibility.

         All employees of the Company or a subsidiary thereof who are selected by the Company's Compensation Committee to be eligible to receive a bonus pursuant to the Advanta Management Incentive Plan shall be eligible to receive shares (the "Restricted Shares") of the Company's Class B Common Stock (the "Restricted Stock Awards") pursuant to this Plan. The aggregate maximum number of shares of Class B Common Stock for which Restricted Stock Awards may be awarded under this Plan is 500,000 shares.

4.  Restricted Stock Awards.

         (a) Elective Participation. Each eligible employee other than an employee to whom Section 4(b) applies shall be permitted to elect (which election shall be irrevocable) a portion of such employee's annual bonus for services performed during 1999, 2000 and 2001 to be received in the form of Class B Common Stock. The portion of each such bonus which may be elected in stock is an amount up to the employee's anticipated 1995 "target" bonus, calculated on the basis of the employee's base salary as of December 2, 1994 subject to modification as described in Section 4(f). The election shall be performed by the employee's execution of such forms as may be determined by the Committee.
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         (b)  Mandatory Participation by Section 16 Officers.  Each eligible employee who is an "officer" of the Company as defined for purposes of the Rule (an "Officer") as of the date the Plan is adopted (subject to stockholder approval) by the Board of Directors, shall be granted a Restricted Stock Award based upon the employee's anticipated 1995 "target" bonus, calculated on the basis of the employee's base salary as of December 2, 1994. The number of shares so awarded shall be determined by applying the formula set forth in
Section 4(c), using a percentage factor of 100% in clause (ii) of such formula. Plan provisions providing for Plan participation by Officers, and the terms of such participation, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

         (c) Number of Restricted Shares. Subject to the provisions of this Plan, the Committee shall award a Restricted Stock Award to an eligible employee ("Award Recipient") equal to the number of shares (rounded down to the nearest whole number divisible by three) calculated by (i) multiplying the employee's anticipated 1995 "target" bonus, calculated on the basis of the employee's base salary as of December 2, 1994 by three, (ii) multiplying this product times the percentage factor (25%, 50%, 75% or 100%) irrevocably elected by the employee, and (iii) dividing the product thereof by the market price of the Class B Common Stock as of the close of business on December 2, 1994 (the "Base Price").

         (d) Documents. Restricted Shares awarded pursuant to this Plan shall be evidenced by the stock certificates described in Section 13 and such other written documents (the "Restricted Stock Award Documents") in such form as the Committee shall approve from time to time. Such Restricted Stock Award Documents shall comply with and be subject to the terms and conditions of this Plan and such other terms and conditions which the Committee shall require from time to time which are not inconsistent with the terms of this Plan. The Committee shall have the right to amend the Restricted Stock Award Documents issued to an Award Recipient subject to his or her consent.

         (e) New Participants. In the event an individual becomes eligible to participate in the Plan for any reason (including promotion or being newly hired) subsequent to the time as of which initial awards are made hereunder,
(i) if such individual is an Officer, such individual shall automatically become a participant in the Plan, or (ii) if such individual is not an Officer, he or she shall be entitled to elect to participate in the Plan, provided that such election must be made within thirty days after the person first becomes eligible to participate. Except as provided under Section 4(f)(2), the number of shares included in such new participant's Restricted Stock Award shall be based on the participant's annualized target bonus for the then current calendar year and the average of the closing market prices of the Class B Common Stock for each trading day in the ninety day period ending on the day before the date the recipient became eligible to participate in the Plan. Any such Restricted Stock Awards shall be made otherwise in accordance with the terms of this Plan, with such modifications as may be appropriate to implement the intended operation of the Plan.

         (f)  Modification for Promotions.





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                 (1)  If a participant receives a promotion, as a consequence of which his or her prospective target bonus is increased to a higher percentage of base salary, then (a) if as the result of such promotion, the participant has become an Officer, then the participant shall receive additional Restricted Shares reflecting the full amount of the increase in target bonus as applied to the years 1999-2001, or (b) if the participant is not an Officer, to the extent that the participant previously elected to receive a percentage of 1999-2001 bonuses in stock, that election shall be likewise applied to the additional target bonus resulting from the increase in the participant's target bonus percentage. In either event, the number of additional shares of Restricted Stock awarded to the participant in such a case shall be based on the average of the closing market prices of the Class B Common Stock for each trading day in the ninety day period ending on the day before the date the recipient received the promotion. For example, suppose a participant's target bonus percentage is 15% of her $70,000 salary (resulting in a $10,500 target bonus) at the time she makes an irrevocable election in 1994 to take 100% of her target bonuses in stock, and assume that the Base Price, as defined in Section 4(e), is $25.00 per share. Consequently, she is awarded 1,260 restricted shares ($70,000 X 15% / $25.00 per share = 420 shares X 3 years = 1,260). In 1996, she receives a promotion, as the result of which her salary is increased to $90,000 per year and her target bonus percentage is increased to 25%. Consequently, her new target bonus is 25% of $90,000 or $22,500. This represents an incremental $12,000 over her previous target bonus of $10,500. If at the time she receives such promotion the market price of the stock (using the 90 day average) is $40.00 per share, she will be awarded an additional 900 restricted shares ($12,000 X 3 years / $40.00 per share = 900). If the participant is awarded her target bonus in each of 1999, 2000 and 2001, she will have 720 shares vested each year (420 of the $25.00 shares and 300 of the $40.00 shares, for a total grant date value of $22,500.00). If the promotion occurred on January 1, 2000 and the 90 day average market price of the stock was $40.00 per share at that time, she would be awarded an additional 600 shares rather than 900, as the first bonus year, 1999, will at that point have already passed.

                 (2) If an individual who was a participant in the Company's Key Employees Incentive Plan With Stock Enhancement ("KEIPWISE") is promoted, and as a result of such promotion becomes eligible to participate in the Plan with a target bonus constituting a higher percentage of base salary than was the case under KEIPWISE, then (a) if as the result of such promotion, the participant has become an Officer, the participant shall receive additional Restricted Shares reflecting the full amount of the increase in target bonus as applied to the years 1999-2001, or (b) if the participant is not an Officer, such individual may elect to receive all or a portion (in 25% increments) of such additional target bonus in shares of Restricted Stock, provided that such election must be made within thirty days after the recipient first becomes eligible to participate in the Plan. In either event, the number of additional shares of Restricted Stock awarded to the participant shall be based on the average of the closing market prices of the Class B Common Stock for each trading day in the ninety day period ending on the day before the date the recipient became eligible to participate in the Plan.

5.  Vesting.

         (a) General. Restricted Shares shall fully vest upon the lapse of ten years from the date they are awarded as Restricted Stock Awards. However, the Committee may accelerate the vesting of the Restricted Shares, and to the extent that both the Award Recipient and the





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Company meet their respective annual target performance goals for the applicable years so that the Committee or the Board of Directors approves payment of bonuses under the Advanta Management Incentive Plan, vesting will be accelerated annually with respect to one-third of the Restricted Shares on such date that the Company elects to pay bonuses for services performed during the years 1999, 2000 and 2001, respectively. The portion of any bonus award which exceeds the 1995 "target" level will be paid in cash. Bonus awards which fall short of the 1995 "target" bonus awards, as determined by the Compensation Committee or the Board of Directors, in their discretion, will be paid by reducing both the cash component and the number of shares of stock to be vested, on a pro rata basis. All Restricted Shares shall be valued at the Base Price (or, if applicable, the average price utilized under Section 4(e) or 4(f) to determine the number of Restricted Shares in a Restricted Stock Award) for purposes of determining the value of that portion of any bonus award to be paid by accelerating the vesting of Restricted Shares.

         (b) Examples. The following examples are designed to clarify the operation of the Plan. For the purposes of these examples, the Base Price (which is the market price of the Class B Common Stock as of the close of business on December 2, 1994) is assumed to be $25.00 per share.

                 (1) If, in connection with services performed during any one of the years 1999, 2000 or 2001, the Compensation Committee grants an annual bonus to an Award Recipient in an amount equal to or greater than such Award Recipient's "target" bonus for 1995, such bonus shall be paid by (i) the acceleration of the vesting of Restricted Shares representing one-third of the number of Restricted Shares previously awarded under this Plan, and (ii) payment of cash in the amount of the excess, if any, of such bonus over the product of the number of vested shares times the Base Price. For example, an Award Recipient (not an Officer) whose 1995 "target" bonus was $8,000 and who had elected to receive 75% of such bonus in Class B Common Stock and who therefore received a Restricted Stock Award of 720 Restricted Shares shall, upon the Company's granting of any bonus equal to or greater than $8,000 in any year, receive 240 vested shares (one-third of the Restricted Stock Award) and cash in the amount of the balance.

                 (2) If, in connection with services performed during any of the years 1999, 2000 or 2001 the Compensation Committee awards a bonus to an Award Recipient in an amount less than such Award Recipient's "target" bonus for 1995, such bonus shall be paid in cash and vested shares, each of which shall be reduced on a pro-rata basis in relation to the shortfall from the 1995 "target" award.

                 (3) A participant in the Plan ("Employee") has made a 50% irrevocable election. For 1995 his "target" bonus is $8,000. Employee would be granted 480 Restricted Shares (($8,000 x 3) x 50% divided by $25.00).

                 Assume that in 1999 Employee exceeded all his goals for 1999 and the Company prospered. Employee is awarded a 1999 bonus of $10,000. He would have all restrictions removed from 160 shares of stock (1/3 of 480) and would receive $6000.00 in cash ($10,000 - (160 x $25.00)).





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                 Assume that in 2000 Employee did not perform as well.  He is awarded a 2000 bonus of $4,000. Employee would have the restrictions removed on 80 shares ($2,000 divided by $25.00), and would receive $2,000 in cash ($4,000 - (80 x $25.00)). In 2001, Employee again does well and receives a bonus for 2001 of $11,000. He would have the restrictions removed on 160 shares and would receive $7,000 in cash ($11,000 - (160 x $25.00)). The remaining 80 Restricted Shares would vest in the year 2004 (ten years after grant) unless the Committee, in its discretion, caused them to vest at an earlier date.

         (c) Pro Rata Acceleration of Vesting of Restricted Shares in the Event of the Award Recipient's Death, Disability or Retirement. In the event of the death, disability (within the meaning of section 22(e)(3) of the Internal Revenue Code) or retirement of the Award Recipient after December 31, 1998, the Committee may, after considering any recommendation of the President with respect to the performance of such Award Recipient and of the Company for the portion of the then current year prior to such death, disability or retirement, direct that the vesting with respect to a pro rata portion of the Restricted Shares which would have become vested had the employee worked the entire year shall be accelerated and such Restricted Shares shall become fully vested. For example, assume that in the example in the last paragraph of
Section 5(b)(3), Employee died on July 1, 1999, and the Compensation Committee in its discretion determined to award him a partial-year 1999 bonus of $5,500, on the basis that had he worked the full year his bonus would have been $11,000.00. His estate or, in the event Employee had named a beneficiary under the Plan, his beneficiary would receive 80 unrestricted shares and $3,500 in cash ($5,500 - (80 x $25.00)).

         (d) Pro Rata Acceleration of Vesting of Restricted Shares in the Event of a Change of Control. After December 31, 1998, in the event of, or upon the date set by the Committee to be an accelerated vesting date in anticipation of, a Change of Control, the Committee may, after considering any recommendation of the Chairman and President with respect to the performance of such Award Recipient and of the Company for the portion of the then current year prior to such actual or anticipated Change of Control, direct that the vesting with respect to a pro rata portion of the Restricted Shares which would have become vested had the employee worked the entire year shall be accelerated and such Restricted Shares shall become fully vested. A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or
(ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Class A Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation's voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders' ownership of Class A Common Stock of the Company immediately before the merger or





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consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than (a) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (b) any person who, on the date the Plan is effective, shall have been the beneficial owner of or have voting control over shares of Common Stock of the Company possessing more than twenty-five percent (25%) of the aggregate voting power of the Company's Common Stock) shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty-five percent (25%) of the outstanding shares of the Company's Class A Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two
(2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two- thirds of the directors then still in office who were directors at the beginning of such period.

6.  Forfeiture of Restricted Shares.

         All nonvested Restricted Shares shall be forfeited without the receipt of any payment by the Award Recipient upon the last day of the Award Recipient's employment or service with the Company or a subsidiary thereof, except to the extent that the provisions of Sections 5(c) or 5(d) are applicable. Restricted Shares which are forfeited may be cancelled by the Company without any action by the Award Recipient.

7.  Transfer of Restricted Shares.

         No Restricted Shares awarded under this Plan may be transferred, pledged, or encumbered until such time as any such shares become vested.


8.  Amendment of the Plan.

         The non-employee members of the Board of Directors of the Company may amend this Plan from time to time in such manner as they may deem advisable. No amendment to this Plan shall adversely affect any outstanding Restricted Stock Award, however, without the consent of the Award Recipient.

9.  No Continued Employment.

         The award of a Restricted Stock Award pursuant to this Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any subsidiary thereof to retain the Award Recipient in the employ or service of the Company or any subsidiary thereof, and each such Award Recipient shall remain subject to discharge to the same extent as if this Plan had not been adopted.

10.  Withholding of Taxes.





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         Whenever Restricted Shares vest or, if sooner, whenever an Award
Recipient must include the Restricted Shares in income for federal income tax purposes, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy all federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Restricted Shares or (b) take whatever action it deems necessary to protect its interests with respect to tax liabilities, including, without limitation, redeeming a portion of any Restricted Shares otherwise deliverable pursuant to this Plan with a then fair market value equal to such tax liabilities. The Company's obligation to make any delivery or transfer of vested Restricted Shares shall be conditioned on the Award Recipient's compliance with any withholding requirement to the Company's satisfaction.

11.  Establishment of Rules by the Committee.

         The Committee shall have the authority to establish rules with respect to the Company's obligations in connection with the withholding requirements described in Section 10 so as to insure compliance with Rule 16b-3(e) of the Securities Exchange Act of 1934.

12.  Dividend and Other Rights.

         During the period from the date a Restricted Stock Award is granted to the date Restricted Shares are vested, the Award Recipient will be entitled to all rights of a holder of the Class B Common Stock of the Company, including the right to receive dividends declared on such shares, as paid.

13.  Stock Certificates.

         The stock certificate(s) evidencing a Restricted Stock Award shall be registered in the name of the Award Recipient and shall bear a legend referring to the terms, conditions and restrictions applicable to such shares. The Committee may direct the Company to either retain physical possession or custody of or place into escrow the certificate(s) evidencing the Restricted Shares until such time as such shares are vested.





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